Exhibit 10.1

ENERNOC, INC.

AMENDED AND RESTATED NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

The Board of Directors of EnerNOC, Inc. (the “Company”) has approved the following policy which establishes compensation to be paid to non-employee directors of the Company, to provide an inducement to obtain and retain the services of qualified persons to serve as members of the Company’s Board of Directors.  Each such director will receive as compensation for his or her services (i) a equity grant upon his or her initial appointment or election to the Board of Directors of the Company and (ii) an annual fee payable in cash and/or stock, all as further set forth herein.

Applicable Persons

This Policy shall apply to each director of the Company who (a) is not an employee of the Company or any Affiliate, (b) is not associated with the Company’s principal stockholders, and (c) does not receive compensation as a consultant to the Company or any Affiliate unless such compensation is received solely for services provided as a member of the Scientific Advisory Board (each, an “Outside Director”).  Affiliate shall mean a corporation which is a direct or indirect parent or subsidiary of the Company, as determined pursuant to Section 424 of the Internal Revenue Code of 1986, as amended.

Equity Grant Upon Initial Appointment or Election as a Director

Number of Shares

Each new Outside Director on the date of his or her initial appointment or election to the Board of Directors, shall be granted (i) such number of restricted shares of the Company’s common stock (rounded down to the nearest whole number so that no fractional shares shall be issued) equal the quotient of (x) $100,000 divided by (y) the value of a share of the Company’s common stock on the date of grant as determined in accordance with the trinomial valuation model and (ii) a non-qualified stock option to purchase such number of shares of the Company’s common stock (rounded down to the nearest whole number so that no fractional shares shall be issued) equal to the quotient of (x) $100,000 divided by (y) the value of a share of the Company’s common stock on the date of grant as determined in accordance with the trinomial valuation model.

Vesting Provision

The restricted shares and option vest over a three-year period, at a rate of thirty-three percent (33%) on each anniversary of the grant.

Exercise Price and Term of Option

Each option granted shall have an exercise price per share equal to the Fair Market Value (as defined in the Company’s then applicable stockholder approved stock plan (the “Stock Plan”)) of the shares of common stock of the Company on the date of grant of the option, have a term of ten (10) years and shall be subject to the terms and conditions of the Stock Plan.  Each such option grant shall be evidenced by the issuance of a non-qualified stock option agreement.

Effect on Stock Grants of Early Termination of Service

If an Outside Director:

a.                                       ceases to be a member of the Board of Directors for any reason other than death or disability, all restricted shares that remain subject to forfeiture provisions shall be immediately forfeited to the Company; or

b.                                      ceases to be a member of the Board of Directors by reason of his or her death or disability, all restricted shares that remain subject to forfeiture provisions shall be immediately forfeited to the Company; provided, however, that in the event such forfeiture provisions lapse periodically, such provisions shall lapse to the extent of a pro rata portion of the restricted shares subject to such grant through the date of his or her death or disability as would have lapsed had he or she not died or become disabled.

Effect on Options of Early Termination of Service

If an Outside Director:

a.                                       ceases to be a member of the Board of Directors for any reason other than death or disability, any then vested and unexercised options granted to such Outside Director may be exercised by the director within a period of three (3) months after the date the director ceases to be a member of the Board of Directors and in no event later than the expiration date of the option; or

b.                                      ceases to be a member of the Board of Directors by reason of his or her death or disability, any then vested and unexercised options granted to such director may be exercised by the director (or by the director’s personal representative, or the director’s survivors) within a period of one (1) year after the date the director ceases to be a member of the Board of Directors and in no event later than the expiration date of the option.

Annual Fee

Each Outside Director shall be compensated on an annual basis for providing services to the Company and will receive each year he or she is in office:

•                  a fully vested restricted stock award of the Company’s common stock (rounded down to the nearest whole number so that no fractional shares shall be issued) equal to the quotient of (i) $50,000 divided by (ii) the value of a share of the Company’s common stock on the date of grant as determined in accordance with the trinomial valuation model;

•                  a fully vested non-qualified stock option to purchase such number of shares of the Company’s common stock (rounded down to the nearest whole number so that no fractional shares shall be issued) equal to the quotient of (i) $50,000 divided by (ii) the value of a share of the Company’s common stock on the date of grant as determined in accordance with the trinomial valuation model.  Each such stock option will terminate on the earlier of ten (10) years from the date of grant or three (3) months after the recipient ceases to serve as a director, except in the case of death or disability, in which event the option will terminate one (1) year from the date of the director’s death or disability.  The exercise price per share of these options will be equal to the Fair Market Value of the shares of common stock of the Company on the date of grant of the option;

•                  a $30,000 annual cash retainer paid in quarterly installments, provided that if an Outside Director dies, resigns or is removed during any quarter, he or she shall be entitled to a cash payment on a pro rata basis through his or her last day of service; and

•                  a fee of $1,000 for each board meeting attended in person and a fee of $500 for each board meeting attended by telephone or by other means of communication.

Board Committee Compensation

The chairman and members of the Company’s audit, compensation and nominating and governance committees will receive annual fees payable in quarterly installments as follows:

	Chairman	Other Members
Audit committee:	$20,000	$10,000
Compensation committee:	$15,000	$7,500
Nominating and Governance committee:	$10,000	$5,000

Expenses

Upon presentation of documentation of such expenses reasonably satisfactory to the Company, each Outside Director shall be reimbursed for his or her reasonable out-of-pocket business expenses incurred in connection with attending meetings of the Board of Directors, Committees thereof or in connection with other Board related business.

Amendments

The Board of Directors shall review this Policy from time to time to assess whether any amendments in the type and amount of compensation provided herein should be adjusted in order to fulfill the objectives of this Policy.